Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-139576 and No. 333-146569) and Form S-8 (No. 333-126978) of Manitex International, Inc. of our report dated March 30, 2011, relating to the consolidated financial statements and schedules, which appears in this Form 10-K for the year ended December 31, 2010.

/s/ UHY LLP
UHY LLP

Sterling Heights, Michigan

March 30, 2011